EXHIBIT 10.1

PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of December 29, 2025 (the “Effective Date”), among MDR PARKWAY, LLC, a Delaware limited liability company (“MDR”), PMI PARKWAY, LLC, a Delaware limited liability company (“PMI” and together with MDR, the “Sellers”, and each of them a “Seller”) and CLUB FOREST INTERNATIONAL PARKWAY, LLC, a Virginia limited liability company (“Purchaser”) and having an address of 500 N. Birdneck Road, Suite 100, Virginia Beach, Virginia 23451, and recites and provides as follows:

WITNESSETH:

WHEREAS, MDR and PMI own that certain parcel of commercial real estate consisting of 4.392 +/- acres and located at 2697 International Parkway, Parkway 3 & 4, Virginia Beach, Virginia 23452 (TP #14965572280000) (the “Real Estate”); and

WHEREAS, Sellers lease portions of the property to tenants (collectively, the "Tenants") pursuant to those certain leases described on Exhibit A attached hereto (collectively, the “Leases”); and

WHEREAS, Purchaser desires to purchase the Real Estate from Sellers, and Sellers desire to sell the Real Estate to Purchaser, all in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Sellers and Purchaser agree as follows:

Article 1
Definitions

In addition to other terms defined within this Agreement, the capitalized terms set in Exhibit F attached hereto will have the associated meanings. Such exhibit is incorporated into this Agreement.

Article 2
Agreement to Sell and Purchase;
Terms of Sale and Purchase
Section 2.01.Agreement to Sell and Purchase. In consideration of the mutual covenants and agreements set forth herein and upon and subject to the terms, provisions and conditions of this Agreement, Sellers agree to sell, assign, transfer, and convey to Purchaser, and Purchaser agrees to purchase and acquire from Sellers, all of Sellers’ right, title and interest in the Real Estate.
Section 2.02.Purchase Price.
2.02.A.	The purchase price payable by Purchaser to Sellers for the Real Estate is SEVEN MILLION NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,900,000.00) (the “Purchase Price") payable as follows:

(1)	ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the “Deposit”), within three (3) Business Days of the Effective Date (“Deposit Due Date”) by wire transfer of immediately available United States federal funds to the account designated by Escrow Agent, to be held by Escrow Agent pursuant to and in accordance with the provisions of ARTICLE 6 below.
(2)	SEVEN MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($7,800,000.00) representing the balance of the Purchase Price, on the Closing Date by wire transfer of immediately available United States federal funds to the account or accounts designated by Sellers, plus or minus those prorations and adjustments specifically provided for in this Agreement. The net sale proceeds may be disbursed as among Sellers as Sellers specify.
2.02.B.	If Purchaser fails to deliver the Deposit on or before 5:00 P.M. (Eastern Time) on the Deposit Due Date in accordance with Section 2.02.A, above, then Sellers may terminate this Agreement by giving written notice of termination to Purchaser on or before Purchaser's delivery of the Deposit to Escrow Agent, and upon such termination, this Agreement will be of no further force or effect (subject to any obligations expressly stated to survive the termination or expiration of this Agreement).
2.02.C.	Purchaser acknowledges that unless this Agreement is terminated in accordance with its terms prior to the expiration of the Review Period, then, upon and after expiration of such period, the Deposit will be absolutely non-refundable, except (i) upon the occurrence of a default hereunder by Sellers, or (ii) as otherwise expressly provided in this Agreement.
2.02.D.	It is understood that Purchaser is purchasing the Real Estate subject to the Permitted Exceptions, all of which will survive Closing.
2.02.E.	Notwithstanding anything in this Agreement to the contrary, ONE HUNDRED AND NO/100 DOLLARS ($100.00) of the Deposit is delivered to the Escrow Agent for delivery to Sellers as non-refundable “Independent Contract Consideration”. Such amount has been bargained for and agreed to as consideration for Sellers’ execution and delivery of this Agreement and for the rights and privileges granted to Purchaser herein, including any and all rights granted to Purchaser to terminate this Agreement during certain periods hereunder. Upon any termination of this Agreement prior to Closing, the Independent Contract Consideration will be deducted from the Deposit and paid by Escrow Agent to Sellers. The Independent Contract Consideration is earned by Sellers as of the Effective Date of this Agreement and is non-refundable in all events, and any reference in this Agreement to a return of the Deposit to Purchaser will mean such amount “less the Independent Contract Consideration;” provided, however, that if Closing occurs, the Independent Contract Consideration will be included in the Deposit amount credited to Purchaser and applied to the Purchase Price as provided above.
Section 2.03.CLOSING
2.03.A.	The consummation of the sale and purchase of the Real Estate contemplated by this Agreement (the “Closing”) will take place pursuant to an escrow arrangement (through which documents and funds will be exchanged) at the office of the Escrow Agent, on or before the Closing Deadline. At the Closing, Purchaser shall deposit in escrow with the

Escrow Agent the Purchase Price, together with all other costs and amounts to be paid by Purchaser at the Closing pursuant to the terms of this Agreement, by wire transfer of immediately available U.S. Dollars to an account to be designated by the Escrow Agent. On or before the Closing, (a) Purchaser will direct the Escrow Agent to, at the Closing, (i) pay to Sellers by wire transfer of immediately available U.S. Dollars to an account designated by Sellers or as otherwise directed by Sellers, the Purchase Price, less any costs or other amounts to be paid or credited by such Seller at Closing pursuant to the terms of this Agreement, and (ii) pay all appropriate payees the other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, and (b) Sellers will direct the Escrow Agent to pay, at the Closing, to the appropriate payees out of the proceeds of Closing payable to Sellers all costs and amounts to be paid by Sellers at Closing pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, the funds to be deposited by Purchaser and the directions of Purchaser and Sellers must be made in a timely fashion so as to ensure that upon Closing, the Purchase Price will be wired to the account of Sellers on or before 5:00 P.M. Eastern Time on the Closing Date.
2.03.B.	On the Closing Date, Sellers shall sell, assign, transfer and convey to Purchaser all of their right, title and interest in and to the Real Estate by delivery to Purchaser of a special warranty deed for the Real Estate in the form annexed hereto as Exhibit B. Purchaser shall (x) authorize and direct the Escrow Agent to deliver the Deposit to Sellers and (y) pay to Sellers the balance of the Purchase Price therefor as contemplated by Section 2.02, above.
2.03.C.	On the Closing Date, Sellers shall assign to Purchaser all of its right, title and interest in and to the Leases, and Purchaser shall assume all obligations of Sellers under such Leases accruing from and after the effective date of such assignment, by delivery of an Assignment and Assumption of Leases in the form annexed hereto as Exhibit C. As used in this Agreement, the term “Assignment and Assumption of Leases” means Assignment and Assumption of Leases to be executed and delivered pursuant to this paragraph for each of the Leases.
2.03.D.	Either party may extend the Closing Deadline for up to two (2) Business Days, if necessary, because of a delay or problem with document execution, overnight shipping, and/or wire transfers that is outside of its reasonable control.
Section 2.04.Closing Costs.
2.04.A.	In connection with the conveyance to Purchaser of the Real Estate, Sellers shall pay the following (“Seller Closing Costs”): (i) the fees and expenses of Sellers’ legal counsel; (ii) the state and local “grantor taxes” due upon recording of the Deed; (iii) the cost of releasing/removing the Required Removal Items; and (iv) one half of any reasonable escrow fees charged by Escrow Agent.
2.04.B.	In connection with the conveyance to Purchaser of the Real Estate, Purchaser shall pay the following (“Purchaser Closing Costs”): (i) all costs associated with Purchaser's real estate due diligence; (ii) the fees and expenses of Purchaser’s legal counsel; (iii) one half of the escrow fees charged by Escrow Agent, and all of any other charges by Escrow Agent in connection with the Closing; (iv) the cost of any title searches and title insurance premiums for Purchaser's coverage, (v) the recording fees/costs payable in connection with the Deed except for the state and local “grantor taxes,” and (vi) all costs related to any loan obtained by Purchaser to finance some or all of its acquisition costs, including, without limitation, deed of trust/mortgage recording taxes and the cost of title insurance for the lender. Purchaser shall bear all costs related to its financing, including, without limitation, all costs of preparing any Tenant estoppel certificate or SNDA required by Purchaser or Purchaser’s lender, and all costs of recording any SNDA or related instrument.
2.04.C.	This Section 2.04 will survive Closing and, insofar as applicable, any termination of this Agreement.
Section 2.05.PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted between Sellers and Purchaser as of the Closing Date, except as otherwise specified:
2.05.A.	As used in this Agreement, the term “Utility Expenses” means water, electricity, sewer, gas, telephone and other charges for utilities serving the Real Estate customarily prorated at the sale of a commercial office building. To the extent not payable by Tenants as a component of Additional Rent (as hereinafter defined) or otherwise, Utility Expenses shall be prorated at Closing based, to the extent practicable, on final meter readings and final invoices, with Sellers receiving a credit for any Utility Expenses paid by Sellers and related to the period from and after Closing.
2.05.B.	The amount of all cash security and any other cash tenant deposits then held by Sellers shall be credited to Purchaser.
2.05.C.	Purchaser will receive a credit at Closing for the prorated amount of all base or fixed rent payable pursuant to the Leases and all Additional Rents (collectively, “Rent”) previously paid to, or collected by, Sellers and attributable to any period following the Closing Date. Rents are “Delinquent” when they were due prior to the Closing Date and payment thereof has not been made on or before the Closing Date. Delinquent Rent shall not be prorated at Closing. All Rent collected by Purchaser or Sellers from each Tenant from and after Closing will be applied as follows: (i) first, to any accrued Rents owing to Purchaser, (ii) second, to Delinquent Rent owed for the month in which the Closing occurs, which shall be prorated between the parties as of the Closing Date, and (iii) third, to Delinquent Rents owing to Sellers for the period prior to Closing. Any Rent collected by Purchaser and due Sellers shall be promptly remitted to Sellers. Any Rent collected by Sellers and due Purchaser shall be promptly remitted to Purchaser. For a period of ninety (90) days after Closing, Purchaser shall use reasonable efforts to collect Delinquent Rents owed to Sellers in the ordinary course of Purchaser’s business; however, (A) Purchaser shall not be obligated to incur any out-of-pocket expenses (unless paid by Sellers), (B) Purchaser may deduct any of Purchaser’s reasonable costs of collection previously approved by Sellers from any amounts due Sellers, and (C) under any circumstance, Purchaser shall not be obligated to file any legal action or terminate any Lease. From and after the thirtieth (30th) day following Closing, Sellers may pursue any rights or remedies against tenants to recover any remaining Delinquent Rent; provided, that Sellers shall not seek to dispossess such tenants or terminate their Lease, disturb their possession of premises at the Real Estate, or seek any involuntary bankruptcy of any tenant. “Additional Rents” means any and all amounts due from Tenants for Utility Expenses, Assessments (defined below), and

Real Estate Taxes (defined below) and includes, without limitation, operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses, pass-through charges, and any other tenant charges related to the Real Estate.
2.05.D.	To the extent not payable by Tenants as a component of Additional Rent or otherwise, all assessments against the Real Estate, general or special (“Assessments”), shall be prorated as of the Closing Date, with Sellers responsible for any installments of Assessments that are due and payable prior to the Closing Date and Purchaser responsible for any installments of Assessments that are due and payable on or after the Closing Date.
2.05.E.	To the extent not payable by Tenants as a component of Additional Rent or otherwise, all non-delinquent real estate taxes on the Real Estate (“Real Estate Taxes”) shall be prorated as of the Closing based on the actual current tax bill, but if such tax bill has not yet been received by Sellers by the Closing, then such proration shall be based on the prior year’s tax bill.
2.05.F.	Sellers shall be responsible only for payment of any leasing commissions and leasing costs (including any tenant improvement obligations, concessions and other tenant inducements) due and payable with respect to the current term and space covered by any Leases executed prior to the Effective Date. Purchaser shall be responsible for (a) all leasing commissions and all other leasing costs attributable to any New Leases entered into by Sellers in accordance with this Agreement if Purchaser has consented to such New Lease in accordance with Section 5.07 hereof, and (b) all leasing commissions and leasing costs (including any tenant improvement obligations, concessions and other tenant inducements) that become due under the terms of the Leases in connection with any extension, renewal, or expansion exercised by a Tenant after the Effective Date pursuant to a right expressly granted in such Lease as in effect as of the Effective Date. If Sellers, prior to Closing, have paid any leasing commissions or other leasing costs which are Purchaser’s responsibility hereunder, Sellers will receive a credit for same from Purchaser at Closing. If any leasing commissions or other leasing costs for which Sellers are responsible hereunder are unpaid at Closing, Purchaser will receive a credit for same from Sellers at Closing.
2.05.G.	Purchaser and Sellers acknowledge and agree that Additional Rent which Sellers collect from Tenants for the period from January 1, 2026, through and including the Closing Date (“Sellers’ Reconciliation Period”), will not, at Closing, have been reconciled with the Tenants to the extent Sellers’ recovery of such expenses for such period exceeds or is less than the actual amount of such expenses for such period (the “Tenant Reconciliation”). Sellers shall, in consultation with its property manager, prepare and present to Purchaser prior to Closing an estimated Tenant Reconciliation for Sellers’ Reconciliation Period. If such estimated Tenant Reconciliation shows that amounts collected during Sellers’ Reconciliation Period were more than the actual charges paid by Sellers for Sellers’ Reconciliation Period, then Sellers shall credit Purchaser at Closing for the amount of any such overpayment. If it is determined that Tenants have underpaid to Sellers any portion of Additional Rent for Sellers’ Reconciliation Period, then Purchaser shall reimburse Sellers at Closing for any such underpayment.

2.05.H.	Purchaser and Sellers agree to prepare a proration schedule of adjustments two (2) Business Days prior to Closing. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Real Estate, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All prorations shall be made on the basis of the actual number of days of the year and month that will have elapsed as of the Closing Date. The prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Purchaser and Sellers agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than thirty (30) days after Closing, or as soon as reasonably practicable if and to the extent that required final proration information is not available within such period.
2.05.I.	Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.
2.05.J.	This Section 2.05 will survive Closing, but any claim for correction, adjustment, true-up, or otherwise under this Section 2.05 must be made in writing during the Survival Period, and if not so made, shall be forever barred.
Article 3DEFAULTS
Section 3.01.PURCHASER’S DEFAULT. If the Closing does not occur due to Purchaser’s default under this Agreement, and such failure continues beyond the Cure Period, then the parties hereto agree that Sellers’ sole remedy will be to terminate this Agreement by delivering written notice thereof to Purchaser and Escrow Agent, whereupon (i) the Escrow Agent shall deliver the Deposit to Sellers in the manner provided in ARTICLE 6 below, (ii) the Sellers may retain the Deposit as liquidated damages, (iii) this Agreement will terminate and (iv) none of the parties to this Agreement will have any further rights or obligations hereunder (other than any such rights or obligations that are expressly stated herein to survive the termination thereof). The provisions in this Agreement for liquidated and agreed-upon damages are bona fide provisions and are not a penalty, the parties agreeing that by reason of Sellers binding themselves to the transfer of the Real Estate and by reason of the withdrawal of the Real Estate from sale at a time when other parties would be interested in acquiring the Real Estate, that Sellers will have sustained damages if Purchaser defaults, which damages will be substantial but will not be capable of determination with mathematical precision and therefore, as aforesaid, this provision for liquidated and agreed-upon damages has been incorporated in this Agreement as a provision beneficial to both parties.
Section 3.02.SELLER’S DEFAULT/BREACH.
3.02.A.	If the Closing does not occur due to Sellers’ default under this Agreement, and such failure continues beyond the Cure Period, then the parties hereto agree that Purchaser must select one of the following remedies as its sole and exclusive remedy:
(a)Purchaser may terminate this Agreement by delivering written notice to Sellers and Escrow Agent, whereupon the Deposit shall be returned to Purchaser in the manner provided in ARTICLE 6 below, this Agreement will terminate, and none of the parties to this Agreement will have any further rights or obligations hereunder (other than any such rights or obligations that are expressly stated in this Agreement to survive the termination thereof), except that Sellers shall be obligated to reimburse Purchaser for Purchaser’s reasonable out of pocket costs incurred in connection with this transaction, such cost reimbursement in no event to exceed $100,000.00 in the aggregate (the “Reimbursement Cap”), provided that (i) such costs are supported by reasonable third-party invoices, receipts, or other customary written documentation evidencing payment, (ii) such costs shall expressly exclude internal personnel costs, overhead, lost profits, opportunity costs, or amounts paid to affiliates of Purchaser, and (iii) Purchaser delivers to Sellers a written itemized statement of such costs, together with supporting documentation, within thirty (30) days after termination of this Agreement; or
(b)Purchaser may bring an action against Sellers to seek specific performance of Sellers’ obligations hereunder without any abatement of the Purchase Price or allowance of any kind, which action must be brought (if at all) within ninety (90) days after the Closing Deadline and in which proceeding no monetary claim is made, or monetary judgment or other relief obtained, against Sellers.
3.02.B.	Purchaser’s sole remedy with respect to a violation of a representation by any Seller contained in Section 4.01, below of which Purchaser has knowledge prior to the Closing will be either (1) to terminate this Agreement by delivering written notice to Sellers and Escrow Agent, whereupon the terms of Section 3.02.A above will apply, or (2) to close the transaction contemplated hereby (without any abatement of the Purchase Price or allowance of any kind), in which event Purchaser will be deemed to have waived any violation of such representation. References to Purchaser's "knowledge" in this paragraph and/or Section 3.02.C below mean facts or circumstances that are in Purchaser's actual knowledge or that are revealed by Sellers’ bring down certificate, the Seller Materials and/or Purchaser's Studies.
3.02.C.	Purchaser’s sole remedy with respect to a violation of a representation by any Seller contained in Section 4.01, below of which Purchaser does not have knowledge prior to the Closing is to commence an action prior to the expiration of the Survival Period to obtain actual damages against such Seller; provided, however, that the following will apply:
(1)	Sellers' aggregate liability will not exceed TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00);
(2)	In no event will Purchaser have the right to make such a claim unless and until the aggregate of all such claims exceeds FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00); and
(3)	In no event will Purchaser have the right to make a claim for or collect any consequential, punitive, and/or indirect damages from Sellers and Purchaser waives any and all such rights.
3.02.D.	Notwithstanding anything to the contrary in this Agreement, no recourse will be had for the payment of any sum due under this Agreement, or for any claim based hereon or otherwise in respect hereof against any members, directors, officers, employees, shareholders, policyholders, partners, affiliates, trustees, administrators or agents of any Seller or of any of the foregoing or the legal representative, heir, estate, successor or assignee of any of the foregoing or against any other Person, as principal of any Seller, whether disclosed or undisclosed (collectively, “Seller Parties”). It is understood and agreed by the parties that all of the obligations of Sellers (or any of them) under or with respect to this Agreement may not be enforced against Seller Parties.
Article 4
Representations and Warranties
Section 4.01.Seller Representations and Warranties. Each Seller represents and warrants to Purchaser that as of the Effective Date:
4.01.A.	Such Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.
4.01.B.	Such Seller has all requisite power and authority to execute and deliver the Seller Closing Documents, and to perform, carry out and consummate the transactions contemplated to be consummated by it hereby and thereby, including the power and authority to sell, transfer and convey the interest in the Real Estate, as applicable, to be sold by it. The execution, delivery and performance of this Agreement and the other Seller Closing Documents have been duly authorized by all necessary action of such Seller, including any required approval of the members of such Seller. This Agreement does, and when executed by such Seller, the other Seller Closing Documents will, constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, or similar laws and by equitable principles.
4.01.C.	To Seller’s knowledge, the execution, delivery, and performance of this Agreement and the Seller Closing Documents will not result in a material breach of, or material default under, any agreement or instrument to which such Seller is a party or by which the Real Estate is bound, but solely to the extent such breach or default would materially and adversely affect Seller’s ability comply with its obligations under this Agreement.
4.01.D.	To Seller’s knowledge, such Seller has not received written notice of any action, suit or proceeding before any court or governmental or other regulatory or administrative agency, commission or tribunal pending or, to the knowledge of such Seller, threatened against such Seller which, if determined adversely to such Seller would reasonably be expected to interfere in any material respect with the ability of such Seller to perform its obligations under this Agreement.
4.01.E.	Except as may be contained in any of the Leases and/or documents of record, Sellers have not granted to any other party an option or agreement to purchase the Real Estate.
4.01.F.	To Seller’s knowledge, (i) there are no parties in possession of the Real Estate or any part thereof except Tenants and those in possession by, through, or under Tenants; and (ii) the schedule of Leases attached hereto as Exhibit A is an accurate and complete list of all Leases presently in force and affecting the Real Estate.
4.01.G.	To Seller’s knowledge, Seller has not received written notice of any pending condemnation or eminent domain proceeding with respect to the Real Estate or any part thereof.

4.01.H.	Such Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. Seller shall deliver to Purchaser at the Closing a non-foreign person certificate (a “FIRPTA Affidavit”) containing such information as is required by said Section 1445.
4.01.I.	Such Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such laws are applicable to it. No Seller, nor any direct or, to such Seller’s knowledge, indirect owner of any Seller is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur. The foregoing representation is not applicable to any indirect owners of any Seller whose ownership interest is solely in the form of publicly traded stocks or other securities acquired in a publicly traded market.
4.01.J.	Such Seller has not filed a voluntary bankruptcy, insolvency, reorganization, or similar action or proceeding, nor, to its knowledge, has it been named as a debtor in an involuntary bankruptcy proceeding.
4.01.K.	Seller has delivered to Purchaser, or will deliver to Purchaser as part of the Seller Materials, complete copies of the Leases in their possession.
4.01.L.	To Seller’s knowledge, during Seller’s period of ownership of the Real Estate, Seller has not received any written notice from a governmental authority of any outstanding and uncured material violation of zoning, land use, or building codes applicable to the Real Estate.”
4.01.M.	To Seller’s knowledge, during Seller’s period of ownership of the Real Estate, Seller has not received any written notice from a governmental authority of any outstanding and uncured material violation of applicable environmental laws relating to the presence of Hazardous Materials on the Real Estate. Seller makes no representation regarding (i) the existence or non-existence of Hazardous Materials on, under, or about the Real Estate, (ii) conditions existing prior to Seller’s ownership of the Real Estate, or (iii) the migration of Hazardous Materials from or onto adjacent properties. As used in this Agreement, the term “Hazardous Materials” has the meaning set forth in applicable federal, state, and local environmental laws.

For purposes of this Section 4.01, references to a “Seller’s actual knowledge” or “Sellers’ knowledge” words of similar import mean the actual knowledge of Brent Winn, as to MDR, and Kurt Schirm as to

PMI (as applicable the “Designated Party”), the representatives with the most knowledge concerning the matters set forth in this Section 4.01, and should not be construed, by imputation or otherwise, to impose upon the Designated Party any duty to investigate the matter with respect to which it has actual knowledge and no such investigation should be inferred. Purchaser acknowledges that the Designated Party is one of the Seller Parties and will have no personal liability hereunder.

Seller shall not be deemed to be in breach of any representation or warranty set forth in this Section 4.01 by reason of any inaccuracy or omission that is not material and does not materially and adversely affect the Real Estate and/or Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

At Closing, each of the Sellers shall execute and deliver to Purchaser a bring down certificate (i) disclosing any facts or circumstances that are within such Seller's actual knowledge and that render the representations and warranties set forth in Section 4.01 false as of the Closing, and (ii) otherwise restating its representations and warranties as of the Closing Date.

With respect to a violation of a representation or warranty of any Seller (whether contained in this Agreement or made pursuant hereto) discovered by Purchaser after the Closing, such representations and warranties of such Seller will survive the Closing for a period of nine (9) months (the “Survival Period”) only, and any claims arising therefrom will be subject to all applicable limitations set forth in Section 3.02.

Each Seller will continue to service the respective Leases and to enforce Tenant's obligations under the Leases in a manner consistent with such Seller's historical Leases servicing and enforcement practices; provided, however, that that no Seller will be required to bring any litigation against anyone. Each Seller shall notify Purchaser in writing if any of the following events occur between the Effective Date and Closing: (a) such Seller gives Tenant a written notice of a Tenant default under any of the Leases, (b) such Seller receives from Tenant a written notice of a lessor default under any of the Leases, (c) such Seller receives written notice of any action, suit or proceeding before any court or governmental or other regulatory or administrative agency, commission or tribunal pending or threatened against such Seller which, if determined adversely to such Seller, would reasonably be expected to interfere in any material respect with the ability of such Seller to perform its obligations under this Agreement, and/or (d) such Seller receives written notice of any pending condemnation or eminent domain proceeding with respect to the Real Estate or any part thereof.

Section 4.02.Purchaser Representations and Warranties. Purchaser represents and warrants to Sellers that as of the Effective Date:
4.02.A.	Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.
4.02.B.	Purchaser has the capacity, power, and authority to execute and deliver this Agreement and all documents, certificates, agreements, instruments and writings it is required to deliver hereunder, if any (collectively, the “Purchaser Closing Documents”; and, together with the Seller Closing Documents, the “Closing Documents”), and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Purchaser Closing

Documents have been duly authorized by all necessary organizational action(s) on the part of Purchaser and its members/officers. This Agreement does, and when executed by Purchaser, the other Purchaser Closing Documents will, constitute the legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, or similar laws and by equitable principles.
4.02.C.	There is no action, suit or proceeding before any court or governmental or other regulatory or administrative agency, commission or tribunal pending or, to the actual knowledge of Purchaser, threatened against Purchaser which, if determined adversely to Purchaser, could reasonably be expected to interfere in any material respect with the ability of Purchaser to perform its obligations under this Agreement.
4.02.D.	Purchaser has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Patriot Act, and the regulations promulgated thereunder, and the rules and regulations administered by the OFAC, to the extent such laws are applicable to it. Neither Purchaser, nor any direct or, to Purchaser’s knowledge, indirect owner of Purchaser is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur. The foregoing representation is not applicable to any indirect owners of Purchaser whose ownership interest is solely in the form of publicly traded stocks or other securities acquired in a publicly traded market.
4.02.E.	Purchaser (including any U.S. entity) is not a “foreign person” as defined in the CFIUS (Committee on Foreign Investment in the United States) regulations (31 CFR 800.224).

At Closing, Purchaser shall execute and deliver to Sellers a bring down certificate (i) disclosing any facts or circumstances that are within Purchaser's actual knowledge and that render the representations and warranties set forth in Section 4.02 false as of the Closing, and (ii) otherwise restating its representations and warranties as of the Closing Date.

With respect to a violation of a representation or warranty of Purchaser discovered by Seller after the Closing, such representations and warranties of Purchaser will survive the Closing only for the Survival Period.

Article 5

Conditions; DUE DILIGENCE; ESTOPPELS;
sndaS; OPERATIONAL COVENANTS
Section 5.01.Sellers’ Conditions. The obligation of each Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction of all the following conditions, any one or more of which may be waived in writing by such Seller, in which case the parties shall, subject to Purchaser's rights under Section 5.02, below, proceed to Closing in accordance with this Agreement:
5.01.A.	Sellers receive payment of the Purchase Price, in accordance with Section 2.02 of this Agreement.
5.01.B.	Purchaser delivers all of the documents and other items described in Section 7.01, below and performs in all material respects all of Purchaser’s other obligations to be performed under this Agreement at or before the Closing.
5.01.C.	The representations and warranties of Purchaser set forth in Section 4.02, above are true and correct in all material respects.
Section 5.02.Purchaser’s Conditions. The obligation of Purchaser under this Agreement to consummate the transactions contemplated hereby is subject to the satisfaction of all of the following conditions, any one or more of which may be waived in writing by Purchaser, in which case the parties shall, subject to Seller's rights under Section 5.01, above, proceed to Closing in accordance with this Agreement:
5.02.A.	Sellers deliver all of the documents and other items described in Section 7.02, below, in compliance with the requirements thereof and perform in all material respects all of Sellers’ other obligations to be performed under this Agreement at or before the Closing.
5.02.B.	The representations and warranties of Sellers set forth in Section 4.01, above are true and correct in all material respects.
5.02.C.	Either (i) Sellers’ lender executes and delivers all releases and terminations required in order to terminate of record all documents in connection with any mortgage loan from lender to Sellers, or (ii) Seller(s) provide evidence of prior payoff at or before Closing and cause such documents to be insured over at Closing.
5.02.D.	The Real Estate is not encumbered by a Title Defect (defined below), other than those that are waived or deemed waived by Purchaser pursuant to this Agreement and those that will be removed, satisfied, or insured over at or before Closing.
5.02.E.	Sellers obtain and deliver to Purchaser the Required Estoppels (defined below) , each of which must not, to the actual knowledge of the signatory Tenant, disclose (i) any material default by Sellers under the applicable Lease; any information materially different than the information contained in the applicable Lease; or any material default by the signatory Tenant under the Lease, (ii) any material event or condition that materially impairs Tenant’s ability to occupy or use its premises, (iii) any material impairment of the rental income payable under the applicable Lease, or (iv) any event or condition that, with the passage of time or the giving of notice, would reasonably be expected to result in any of the foregoing.
5.02.F.	Sellers obtain and deliver to Purchaser SNDAs (defined below) executed by the those SNDA Tenants whose leases specifically obligate them to deliver an SNDA to Sellers upon request. The form of SNDA will be sufficient if its is materially in the form requested by Purchaser’s lender and/or in a form prescribed by the applicable Lease.

Section 5.03.Remedy Upon Failure of Condition. In the event any of the conditions to Sellers’ or Purchaser’s obligations to consummate the transactions contemplated by this Agreement set forth in this ARTICLE 5 are neither satisfied nor waived pursuant to Section 5.01 or 5.02, above, as applicable, on or before the Closing Deadline (other than by reason of the default of one of the parties, in which case the non-defaulting party will have the applicable remedies set forth in ARTICLE 3, above), then the party whose condition(s) is/are not satisfied shall have the right to extend the Closing Date for a period not to exceed five (5) Business Days. If, after such extension, the applicable condition remains unsatisfied, then the sole remedy of the party whose condition(s) is/are not satisfied is to terminate this Agreement upon the giving of written notice to the other party prior to Closing, whereupon this Agreement will stand terminated, the Deposit shall be returned to Purchaser and neither Sellers nor Purchaser will have any further obligations hereunder other than any obligations expressly stated to survive the termination or expiration of this Agreement. This Section 5.03 will survive Closing.
Section 5.04.“AS-IS” Sale; Purchaser’s Due Diligence; Title Commitment and Title Policy.
5.04.A.	Purchaser to Perform Due Diligence.
(1)	No Seller makes any representation or warranty with respect to any matter whatsoever including, without limitation, the Real Estate (including, without limitation, the physical aspects and condition of the Real Estate), except as expressly set forth herein. Purchaser shall accept the Real Estate in its “as is” condition and in an “as is” state of repair. Purchaser agrees that, except as expressly set forth herein, Sellers will not be bound in any manner whatsoever by any guaranties, promises, projections, operating expenses, set-ups, or other information pertaining to the Real Estate made, furnished, or claimed to have been made or furnished by any Seller or any other Person, or any partner, employee, consultant, agent, broker, attorney, or other Person representing or purporting to represent any Seller, whether verbally or in writing. Purchaser acknowledges that no Seller, nor any of the partners, employees, consultants, agents, brokers or attorneys of any Seller, have made or do make any verbal or written representations or warranties whatsoever to Purchaser, whether express or implied, except as expressly set forth in this Agreement, and, in particular, that no such representations and warranties have been made with respect to any transaction documents, the physical or environmental condition or operation of the Real Estate, the Leases, the actual or projected revenue and expenses of the Real Estate, or the zoning and other laws, regulations and rules applicable to the Real Estate. Purchaser has not relied and is not relying upon any representations or warranties other than the representations and warranties expressly set forth in this Agreement, or upon any statements made in any informational materials with respect to the Real Estate provided by any Seller or any other Person, or any shareholder, employee, consultant, agent, attorney, or other Person representing or purporting to represent any Seller.
(2)	Within three (3) Business Days after the Effective Date, Sellers shall deliver to Purchaser copies of the following, to the extent in a Seller’s possession or control (collectively, the “Seller Materials”): the Leases and any amendments thereto; title policies issued to Sellers for the Real Estate; surveys for the Real Estate; roof and other warranties; ESAs; current (as of Effective Date) Aged Receivable Reports; most recent (as of Effective Date) CAM Reconciliation Statements; current (as of Effective Date) Rent Rolls, current

(as of Effective Date) Security Deposit List, and real estate tax bills. Purchaser acknowledges and agrees that, subject to the confidentiality provisions of this Agreement, the Seller Materials are being delivered or made available by Sellers to accommodate and facilitate Purchaser’s investigations relating to the Real Estate, and that Sellers make no representations or warranties of any kind regarding the accuracy or thoroughness of the information contained in the Seller Materials. Sellers will not be required to deliver, and the term “Seller Materials” does not include, (1) any document or correspondence which would be subject to the attorney-client privilege; (2) any document or item which any Seller is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of a Real Estate for sale to prospective purchasers; (4) any internal memoranda, reports or assessments of any Seller or any Seller's affiliates relating to any Seller's valuation of the Real Estate; (5) appraisals of a Real Estate whether prepared internally by Sellers or Sellers’ affiliates or externally; (6) any documents or items which Sellers reasonably consider confidential or proprietary to Sellers or affiliates of any Seller; (7) any documents or items which are not in a Seller’s possession or control; and (8) any materials projecting or relating to the future performance of a Real Estate. Purchaser acknowledges that Sellers will not be required to compile, seek, or generate reports or other information which is/are not in a Seller’s possession or control.
(3)	During the Review Period, Purchaser, its agents, contractors and consultants will be entitled to enter upon the Real Estate to conduct non-invasive inspections, studies, surveys, analyses and tests of the Real Estate, including but not limited to environmental studies and review of the title to the Real Estate as Purchaser may deem appropriate (collectively, "Purchaser's Studies"). Purchaser must not conduct any invasive testing without Sellers' prior written consent, which may be withheld or conditioned for any or no reason. Purchaser shall repair any damage to the Real Estate caused by Purchaser or Purchaser’s consultants during the performance of any such inspections, studies, surveys, analyses and tests of the Real Estate, and Purchaser shall indemnify, defend and hold Sellers harmless against any and all claims, liabilities, damages, losses, costs or expenses (including reasonable attorney’s fees and expenses) caused by any such inspections, studies, surveys, analyses and tests of the Real Estate and against any lien which may be filed against the Real Estate as a result thereof, except that the foregoing will not apply to the gross negligence or willful misconduct of any of the Sellers. In addition to the foregoing contractual obligations, Purchaser shall, or shall cause its outside consultant(s) who are performing the inspections of the Real Estate for Purchaser to, obtain and provide to Sellers, before Purchaser or any employee, agent, principal or contractor of Purchaser entering upon the Real Estate, evidence of comprehensive general liability insurance coverage in an amount not less than $2,000,000 covering Purchaser’s obligation under its indemnity obligation and naming Sellers as additional named insureds, which policy(ies) must be kept in force and effect until the Closing Date. Purchaser acknowledges that any inspections, studies, surveys, analyses and tests of the Real Estate are subject to the rights of the Tenants under the Leases and that such inspections, studies, surveys, analyses and tests of the Real Estate may only be conducted in accordance with the terms of the Leases, as applicable. This foregoing repair and indemnity will survive the termination of this Agreement and Closing for the Survival Period.

(4)	In the event the Real Estate is not satisfactory to Purchaser in its sole and absolute discretion, Purchaser shall have the right to terminate this Agreement by delivering written notice to Sellers and Escrow Agent on or before the expiration of the Review Period, whereupon the Deposit will be returned to Purchaser in the manner provided in ARTICLE 6, below, this Agreement will terminate, and none of the parties to this Agreement will have any further rights or obligations hereunder (other than any such rights or obligations that are expressly stated in this Agreement to survive the termination thereof). In the event that Purchaser does not exercise such termination right, then the parties will proceed to Closing, subject to the terms and conditions of this Agreement.
5.04.B.	Title Commitment; Title Defects; and Title Policy.
(1)	Purchaser shall order a commitment (individually and collectively, the “Title Commitment”) for an owner’s title insurance policy with respect to the Real Estate issued by the Escrow Agent, on behalf of the Title Insurer, on an ALTA form that is customary for commercial real estate in the Commonwealth of Virginia (together with any endorsements that Purchaser may reasonably require and that are available in the state in which such Real Estate is located, the “Title Policy”). Purchaser shall cause a copy of the Title Commitment to be delivered to Sellers.
(2)	In the event that the Title Commitment or any survey of the Real Estate reveals any lien(s) or title matter(s), which prevent(s) the Title Insurer from insuring marketable fee title in Purchaser or that is objectionable to Purchaser (collectively, "Title Defects"), then the following clauses will apply:
(a)Purchaser may, on or before the Title Objection Deadline, give Sellers written notice specifying Title Defects (a "Title Defect Notice"). Sellers acknowledge that Purchaser may object to any Title Defect, whether or not such defect is a Permitted Exception.
(b)Except as set forth in Section 5.04.B(3), below, (A) Sellers will have no obligations to remedy or cure any Title Defects or other objections to title matters, and (B) if Seller(s) is/are unwilling or unable to correct any Title Defects on or before Closing, then Sellers will not be in default or breach of this Agreement on account of such failure, and Purchaser's sole remedy for such failure will be to terminate this Agreement prior to Closing pursuant to Section 5.03, above.
(c)On or before five (5) business days after Sellers’ receipt of the Title Defect Notice, Sellers may give Purchaser written notice of those Title Defects included in the Title Defect Notice that Seller(s) is/are unwilling or unable to correct (a "Non-Correction Notice"). If Sellers fail to timely deliver a Non-Correction Notice, they will be deemed to elect not to correct any Title Defect. On or before the earlier of five (5) days after a Non-Correction Notice is given or, if no Non-Correction Notice is given, the deadline for Sellers to deliver the same, Purchaser may terminate this Agreement by giving Sellers and Escrow Agent written notice of termination, whereupon the Deposit shall be returned to Purchaser in the manner provided in ARTICLE 6, below, this Agreement will terminate, and none of the parties to this Agreement will have any further rights or obligations hereunder (other than any such rights or obligations that are expressly stated in this Agreement to survive the termination thereof). If Purchaser does not timely terminate this Agreement in accordance with this paragraph, then Purchaser will be deemed to have waived those Title Defects included in a Non-Correction Notice and all such matters shall be considered Permitted Exceptions for purposes of this Agreement.
(3)	Notwithstanding anything to the contrary in this Agreement, Sellers shall, on or before Closing, cause the satisfaction and release of any deed of trust or other lien securing indebtedness of Sellers and encumbering the Real Estate, and shall pay and discharge all real estate taxes applicable to the Sellers’ period of ownership that are due and payable as of the Closing Date. Purchaser shall receive title at Closing free and clear of the foregoing items (the "Required Removal Items"). All other liens, encumbrances, or title matters shall be treated in accordance with the other provisions of this Agreement.
(4)	In the event any update of the Title Commitment or survey reveals any new title or survey matters that Purchaser deems unacceptable not disclosed on the prior version(s), then Purchaser may give Sellers written notice of any such additional objections on or before the earlier of (3) Business Days of discovery by Purchaser and Closing (“Subsequent Title Objections”). If Purchaser fails to timely provide Sellers with notice of any Subsequent Title Objections, then, then Purchaser will be deemed to have waived and accepted such new title or survey matters, and all such matters shall be considered Permitted Exceptions for purposes of this Agreement. In the event that Purchaser timely advises Sellers of any Subsequent Title Objections, then (a) Sellers may extend the Closing Deadline as otherwise provided for in this Agreement for a period of no more than forty-five (45) days to address such matters, and (b) the provisions sent forth in Section 5.04.B(2) will apply to Subsequent Title Objections mutatis mutandis as if Purchaser's written notice of any such additional objections were the Title Defect Notice.
Section 5.05.REQUEST FOR TENANT ESTOPPELS. Sellers shall request, and shall use commercially reasonable diligence to obtain and deliver to Purchaser on or before Closing estoppel certificates executed by Tenants under Leases covering not less than seventy-five percent (75%) of the rentable square footage of the Real Estate (the “Required Estoppels”), which Required Estoppels shall include an estoppel from GBRS Group. Each Tenant Estoppel Certificate shall be in the form attached hereto as Exhibit D or in the form prescribed by the applicable Lease. Sellers will not be required to refresh any of the estoppels, once received. Sellers will not be in breach or default if they do not obtain the Required Estoppels. Sellers shall request that the applicable Tenants deliver the Required Estoppels to Purchaser at least ten (10) days prior to the Closing Deadline.
Section 5.06.REQUEST FOR SNDAs. If Purchaser’s Lender requires that any one or more Tenants deliver Subordination, Non-Disturbance and Attornment Agreements (“SNDAs”) at or before Closing, then Purchaser shall notify Seller in writing on or before the Title Objection Deadline and, with such writing, shall provide Sellers with (a) a list of those Tenants from whom SNDAs are required (the “SNDA Tenants”), and (b) a draft SNDA for each SNDA Tenant ready for review and, if approved, execution, with names and blanks completed, as applicable. In the event that such notice and other items are timely given, then Sellers shall request, and shall use commercially reasonable diligence to obtain and deliver to Purchaser on or before the Closing Deadline, SNDAs executed by the SNDA Tenants. Sellers will not be in breach or default if they do not obtain any of the requested SNDAs.

Section 5.07.LEASING. Sellers shall not, after the Effective Date, enter into any new lease, license or occupancy agreement for all or some portion of the Real Estate, including, without limitation, any amendment, renewal, expansion or modification to, or termination of, any existing Lease (all of the foregoing, a “New Lease”) unless Sellers obtains Purchaser’s advance written consent to such New Lease, which consent shall not be unreasonably withheld. Sellers shall provide Purchaser with a copy of any New Lease.
Section 5.08.CONTRACTS. Sellers shall not enter into any new Contracts (defined below) without Purchaser’s prior written approval (which approval shall not be unreasonably withheld). On or before Closing, Sellers shall, at Sellers' sole cost, terminate all Contracts (defined below) to which Sellers are party. As used in this Agreement, the term “Contracts” means those service contracts, leasing brokerage agreements, property management agreements, and other similar agreements affecting the Real Estate that will bind Purchaser after Closing or otherwise run with the land, excluding the Leases and any matters of record (which will be governed by the provisions of this Agreement related to title). Purchaser acknowledges and agrees that, from and after Closing, Purchaser shall be solely responsible for entering into and maintaining any service contracts, management agreements, or other contracts necessary for the ownership, operation, and management of the Real Estate.
Section 5.09.OPERATION OF PROPERTY. Subject to Sellers' rights and obligation under this Agreement, from and after the Effective Date, Sellers shall make commercially reasonable efforts to operate, manage and maintain the Real Estate in materially the same manner in which it is being operated, managed and maintained as of the Effective Date; provided, however, that nothing in this Agreement is intended, or should be construed, to require Sellers to make any capital repairs and/or replacements or to prevent Sellers or the property manager from taking such actions as they deem necessary or appropriate in the case of an emergency or engaging in prudent property management in accordance with industry best practices.
Section 5.10.FINANCING NOT A CONTINGENCY. Purchaser’s obligations hereunder are not conditioned on it obtaining financing of some or all of the Purchase Price.
Article 6
ESCROW PROVISION
Section 6.01.GENERAL ESCROW TERMS. The Deposit ("Escrow Funds") must be held by Escrow Agent in escrow and disposed of only in accordance with the provisions of this ARTICLE 6. Escrow Agent will have the right to hold the Escrow Funds in escrow in the event of any contested claims by any party relating to the Escrow Funds. The Escrow Funds shall be paid over to the party entitled to receive the Escrow Funds in accordance with this ARTICLE 6.
Section 6.02.DISBURSEMENT OF ESCROW FUNDS; DEMAND. Escrow Agent shall deliver the Escrow Funds to Sellers or Purchaser upon the following terms:
6.02.A.	At the Closing, Escrow Agent shall deliver the Escrow Funds to Sellers; or
6.02.B.	Escrow Agent shall deliver the Escrow Funds to Sellers and/or Purchaser, as the case may be, upon receipt of written demand therefor, stating that this Agreement has been terminated in accordance with the terms hereof or the Closing has not taken place under this Agreement by reason of the failure of any party to comply with its obligations hereunder and therefore such party or parties is entitled to the Escrow Funds, and in such event, Escrow Agent shall deliver the Escrow Funds to Sellers and/or Purchaser, as the case may be; provided, however, that Escrow Agent must not honor such demand until not less than seven (7) days after Escrow Agent gives a copy of such demand to the other party or parties, nor thereafter if Escrow Agent receives written notice of objection from such other party or parties in accordance with the provisions of Sections 6.02.C and 6.02.D , below. However, if Purchaser timely terminates this Agreement prior to the end of the Review Period, the Escrow Agent shall promptly return Purchaser’s Escrow Funds without any further agreement or consent from the Sellers.
6.02.C.	Upon the filing of a written demand for the Escrow Funds by Purchaser or any Seller, pursuant to Section 6.02.B, above, Escrow Agent shall promptly give a copy thereof to the other party or parties. The other party or parties may object to such delivery by filing written notice of such objection with Escrow Agent at any time within seven (7) days after the giving of such copy to it, but not thereafter. Such notice must set forth the basis for objecting to such delivery of the Escrow Funds. Upon receipt of such notice, Escrow Agent shall promptly give a copy thereof to the party or parties who filed the written demand. Any notice or copy thereof given pursuant to this paragraph must be given in a manner permitted by Section 9.01, below.
6.02.D.	In the event Escrow Agent receives the notice of objection provided for in Section 6.02.C above within the time therein prescribed, Escrow Agent shall continue to hold the Escrow Funds until (i) Escrow Agent receives written notice executed on behalf of both Sellers and Purchaser directing the disbursement or delivery thereof, in which case Escrow Agent shall then disburse or deliver the Escrow Funds in accordance with said direction, or (ii) in the event of litigation between any Seller and Purchaser, Escrow Agent shall deposit the Escrow Funds with the Clerk of the Court in which said litigation is pending or (iii) Escrow Agent takes such affirmative steps as Escrow Agent may, at Escrow Agent’s option, elect in order to terminate Escrow Agent’s duties as Escrow Agent, including but not limited to deposit in Court and an action in interpleader, the costs thereof to be borne by whichever of Sellers or Purchaser is the losing party.
Section 6.03.DISCLAIMERS. Escrow Agent may act upon any instrument or other writing believed by it, in good faith, to be genuine and to be signed and presented by the proper person and will not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement except for Escrow Agent’s own willful default or gross negligence. Escrow Agent will have no duties or responsibilities except those set forth herein. Escrow Agent will not be bound by any modification of this Agreement unless the same is in writing and signed by Purchaser and Sellers, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent is given prior written consent thereto. In the event Escrow Agent is uncertain as to Escrow Agent’s duties or rights hereunder, or receives instructions from Purchaser or any Seller which, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent will be entitled to hold and disburse the Escrow Funds pursuant to Section 6.02.D, above, and may decline to take any other action.
Section 6.04.NO INTEREST-BEARING ACCOUNT REQUIRED. Escrow Agent shall not be required to deposit or hold the Escrow Funds in an interest-bearing account.
Section 6.05.INDEMNITY. Sellers and Purchaser hereby agree to jointly and severally indemnify and hold Escrow Agent harmless from any damage, cost, liability or expense (including, but not limited to, reasonable legal fees), which Escrow Agent may incur by reason of its acting hereunder, without prejudice to any right any party may have to recover from any other party for any such damage, cost, liability or expense and excluding any damages, costs, liabilities or expenses which arise by reason of the gross negligence or willful misconduct of Escrow Agent.
Article 7
Closing Deliveries
Section 7.01.Purchaser'S Closing Deliveries. At or before the Closing, Purchaser shall make or cause to be made the following deliveries:
7.01.A.	Purchaser shall pay to Sellers the Purchase Price in accordance with Section 2.02 of this Agreement.
7.01.B.	Purchaser shall execute and deliver to Seller a counterpart of the Assignment and Assumption of Leases.
7.01.C.	Purchaser shall execute and deliver to Seller the bring down certificate required pursuant to Section 4.02, above.
7.01.D.	If Purchaser is an entity, Purchaser shall deliver to Title Company reasonable evidence as to the authority of the Person or Persons executing documents on behalf of Purchaser.
7.01.E.	Purchaser shall execute and deliver all recording and transfer tax forms and affidavits reasonably required to be delivered by Purchaser to consummate the transaction contemplated hereby.
7.01.F.	Purchaser shall execute and deliver a counterpart of a customary closing statement accounting for those payments, prorations, adjustments, and credits provided for in this Agreement.
Section 7.02.Sellers’ Closing Deliveries. At or before the Closing, Sellers make or cause to be made the following deliveries:
7.02.A.	Each of the Sellers shall execute and deliver to Purchaser a Deed conveying its Real Estate subject to Permitted Exceptions.
7.02.B.	Each of the Sellers shall execute and deliver to Purchaser the Assignment and Assumption of Leases for its respective Real Estate.
7.02.C.	Sellers shall execute and deliver to Purchaser a bill of sale in the form attached hereto as Exhibit E.
7.02.D.	Sellers shall execute and deliver to Purchaser a FIRPTA Affidavit confirming that no federal tax withholding is required in connection with the sale of the Real Estate pursuant to this Agreement.
7.02.E.	Seller shall execute and deliver to Purchaser the bring down certificate required pursuant to Section 4.01, above.
7.02.F.	Sellers shall deliver to the Escrow Agent reasonable evidence as to the authority of the Person or Persons executing the Seller Closing Documents on behalf of Sellers, together with evidence of good standing of each of the Sellers in their respective jurisdictions of formation and such other jurisdictions where they have qualified to do business.

7.02.G.	Sellers shall execute and deliver all recording and transfer tax forms and affidavits reasonably required to be delivered to consummate the transaction contemplated hereby.
7.02.H.	Sellers shall deliver a title affidavit, in form reasonably required by Escrow Agent and reasonably acceptable to Sellers, sufficient to delete any title exception for mechanic’s liens (other than liens caused by Purchaser, Tenant, and/or any other parties claiming by, through, or under Purchaser and/or Tenant).
7.02.I.	Sellers shall execute and deliver a counterpart of a customary closing statement accounting for those payments, prorations, adjustments, and credits provided for in this Agreement.
7.02.J.	Sellers shall deliver at Closing a survey affidavit in the form attached hereto as Exhibit G.
7.02.K.	Sellers shall execute, and deliver to Purchaser at Closing a notice to each Tenant at the notice address contained in the Leases regarding the sale of the Real Estate in the form attached hereto as Exhibit H.
Article 8
CONDEMNATION AND CASUALTY

If, prior to Closing, all or any portion of the Real Estate are damaged by fire or other casualty (collectively “Casualty Damage”), or are taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then the following procedures shall apply:

Section 8.01.Non-Material Events. If (a) the aggregate cost of repair or replacement of the Casualty Damage (collectively, “repair and/or replacement”) is less than the Materiality Threshold (defined below) in the opinion of Purchaser’s and Seller’s respective engineering consultants, or (b) the Eminent Domain affects a portion of the Real Estate, the value of which is less than the Materiality Threshold, and none of the other events triggering Purchaser’s right to terminate under Section 8.02, below has occurred, Purchaser shall close and take the Real Estate as diminished by such events, subject to an assignment of Seller’s casualty insurance proceeds (or the right to claim to receive such proceeds after Closing), plus a credit for the amount of any unpaid deductible, or an assignment of any condemnation award, as applicable. The terms of Section 8.02, below, applicable to the parties in the event Purchaser does not elect to terminate this Agreement under that Section shall also apply to any Casualty Damage or Eminent Domain under this Section.
Section 8.02.Material Events. If (a) the aggregate cost of repair and/or replacement of the Casualty Damage is equal to or greater than the Materiality Threshold, in the opinion of Purchaser’s and Seller’s respective engineering consultants, or (b) the Eminent Domain affects a portion of the Real Estate, the value of which is equal to or greater than the Materiality Threshold, or (c) material access to the Real Estate, or a material portion of the parking is destroyed as a result of the Casualty Damage or Eminent Domain, or (d) more than TWENTY PERCENT (20%) of the Tenants renting or occupying square footage within the buildings located on the Real Estate (as measured by the aggregate of their rentable area divided by such buildings’ total rentable area) has the right to terminate their Leases or (e) GBRS Group has the right to, and does in fact, terminate its Lease as a result of the Casualty Damage or Eminent Domain, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller, whereupon the Deposit will be returned to Purchaser in the manner provided in

ARTICLE 6, above, this Agreement will terminate, and none of the parties to this Agreement will have any further rights or obligations hereunder (other than any such rights or obligations that are expressly stated in this Agreement to survive the termination thereof); or (ii) proceed to close subject to an assignment of the proceeds of Seller’s casualty insurance for all Casualty Damage (or the right to claim to receive such proceeds after Closing), plus a credit for the amount of any unpaid deductible, or an assignment of any condemnation awards for any Eminent Domain. In the event Purchaser does not elect to terminate this Agreement under clause (i) hereof, Seller shall fully cooperate with Purchaser in the adjustment and settlement of the insurance claim or condemnation award, as applicable. Except in the event of an emergency or as necessary to protect the Real Estate or safety of occupants of the Real Estate, Seller shall obtain Purchaser’s approval (which shall not be unreasonably withheld) prior to the expenditure of funds to repair or restore the Real Estate following any Casualty Damage or Eminent Domain. The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Purchaser. As used in this ARTICLE 8, the term “Materiality Threshold” means a cost to repair and restore the Real Estate equal to TEN PERCENT (10%) of the Purchase Price.

Article 9
Miscellaneous
Section 9.01.Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by overnight courier, or by electronic mail (provided that, if by electronic mail, a copy of such notice is given concurrently by one of the other methods) to the parties at the following addresses:

If to Sellers, to:

MDR PARKWAY, LLC

c/o Medalist Diversified REIT, Inc.

Attn: C. Brent Winn, Jr., CFO

P.O. Box 8436

Richmond, Virginia 23226

bwinn@medalistreit.com

And to:

PMI PARKWAY, LLC

c/o Peter Mueller, Inc.

Attn: Kurt Schirm

406 Page Road

Nashville, TN 37205

kurt.schirm@yahoo.com

with a copy, which shall not constitute notice, to:

F. Lewis Biggs, Esq.

Kepley Biggs, PLC

2211 Pump Road

Richmond, Virginia 23233-3507

flbiggs@kbtrvalaw.com.com

If to Purchaser, to:

CLUB FOREST INTERNATIONAL PARKWAY, LLC

Attn: Sam Steingold

500 N. Birdneck Road, Suite 100

Virginia Beach, Virginia 23451

sam@woodwayre.com

With a copy to:

Fee Simple Legal, PLC

Attn: Clara M. Laing

910 Baldwin Road

Richmond, VA 23229

clara@feesimplelegal.com

If to Escrow Agent, to:

Safe Harbor Title Company

Attn: Candace M. Winston

4900 Augusta Avenue, Suite 150

Richmond, VA 23230

cwinston@safeharbortc.com

All such notices, requests and other communications will (i) if delivered personally or by overnight courier to the address as provided in this Section 9.01, be deemed given upon delivery, and (ii) if delivered by electronic mail to the email address, in each case as provided in this Section 9.01, be deemed given upon receipt, provided that if an electronic mail is sent on a day other than a Business Day or after 5 p.m. Eastern time, then such notice will not be deemed given until the following Business Day. Any party from time to time may change its address, email address or other information for the purpose of notices to that party or copies of notices by giving notice specifying such change to the other parties hereto. Any notice given by legal counsel for any party set forth above will deemed given by such party.

Section 9.02.Broker.
9.02.A.	Sellers represent and warrant that Sellers nor any of their affiliates or any of their respective directors, officers, partners, managers, or members have dealt with anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby, other than Broker. Sellers shall indemnify, defend, and hold harmless Purchaser from any and all claims, actions, liabilities, losses, damages and expenses, including reasonable attorneys’ fees and disbursements, which may be asserted against or incurred by Purchaser arising from a breach of such Seller’s representation contained in this Section 9.02.A.

9.02.B.	Purchaser represents and warrants that neither Purchaser nor any of its affiliates or any of their respective directors, officers, partners, managers, or members have dealt with anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby, other than Broker. Purchaser shall indemnify, defend, and hold harmless Sellers from any and all claims, actions, liabilities, losses, damages and expenses, including reasonable attorneys’ fees and disbursements, which may be asserted against or incurred by Sellers arising from a breach of Purchaser's representation contained in this Section 9.02.B.
9.02.C.	Upon the Closing of the transactions contemplated hereby, Sellers shall pay the commission or other fees due to Broker in connection with this transaction pursuant to a separate agreement between one or both Sellers and Broker.
9.02.D.	The provisions of this Section 9.02 will survive Closing and any termination of this Agreement.
Section 9.03.Entire Agreement. This Agreement, including all schedules and exhibits hereto and the Closing Documents, supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.
Section 9.04.Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver will be effective unless it is specifically deemed waived pursuant to this Agreement and/or unless set forth in written instrument expressly stating that it is intended to constitute a waiver duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, should be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by applicable law or otherwise afforded, will be cumulative and not alternative.
Section 9.05.Modification. This Agreement may be amended, supplemented, or modified only by a written instrument expressly stating that it is intended to amend, supplement, or modify this Agreement, duly executed by or on behalf of each party hereto.
Section 9.06.Successors and Assigns. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person. Subject to the terms of Section 9.10, below, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.
Section 9.07.Interpretation. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, valid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
Section 9.08.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.
Section 9.09.Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement and other documents executed and delivered by the parties by electronic means (including, without limitation, DocuSign, electronic image, e-mail, facsimile, ".pdf", ".tif", “.jpg” and ".jpeg") will be accepted with the same effect as original ink-signed “hard copy” versions of such documents (“Wet-Signed Originals”), provided that all Closing Documents which are to be recorded must be delivered by the signing party to Escrow Agent as Wet-Signed Originals.
Section 9.10.Assignment. Purchaser must not assign or transfer its rights or obligations under this Agreement without the prior written consent of Sellers, which consent may be granted or denied in Sellers’ sole discretion; provided, however, that Purchaser may assign its rights under this Agreement to an entity controlling, controlled by or under common control with Purchaser upon not less than twenty (20) calendar days’ prior written notice. Any assignment or transfer of Purchaser's rights or obligations under this Agreement in violation of this Agreement will be void ab initio. No assignment of this Agreement by Purchaser will relieve Purchaser named herein of its obligations hereunder and, subsequent to any such assignment, the liability of such named Purchaser hereunder will continue notwithstanding any subsequent modification or amendment hereof or the releases of any subsequent purchaser hereunder from any liability, to all of which Purchaser consents in advance.
Section 9.11.Time. Time is of the essence as to the performance of the terms and conditions hereof, provided, however, that if the final date of any period which is set for the time provision of this Agreement falls on a Saturday, Sunday, or legal holiday under the laws of the United States or the State of Virginia, in such event the time of such period will be extended to the next day which is not a Saturday, Sunday or legal holiday.
Section 9.12.Consent to Jurisdiction. Each party irrevocably submits to the jurisdiction of the state courts of the Commonwealth of Virginia and to the jurisdiction of the United States District Court for the Eastern District of Virginia for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each party hereby irrevocably consents to the exclusive jurisdiction by any such court with respect to any such proceeding and hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than by failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts, and (c) to the fullest extent permitted by applicable law, that (i) the action or proceeding is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper, or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. The provisions of this Section 9.12 will survive the Closing or earlier termination of this Agreement.
Section 9.13.Waiver of Jury Trial. To the extent not prohibited by applicable law, each party to this Agreement hereby waives its respective right to a jury trial of any permitted claim or cause of action arising out of this Agreement, any of the transactions contemplated hereby, or any dealings between any of the parties hereto relating to the subject matter of this Agreement or any of the transactions contemplated hereby. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement or any of the transactions contemplated hereby, including, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable and will apply to any subsequent amendments, supplements, or other modifications to this Agreement. The provisions of this Section 9.13 will survive the Closing or earlier termination of this Agreement.
Section 9.14.Attorneys’ Fees. Should either Purchaser or Sellers employ an attorney or attorneys to enforce any of the terms and conditions hereof, or to protect any right, title, or interest created or evidenced hereby, the non-prevailing party in any action pursued in courts of competent jurisdiction shall pay to the prevailing party all reasonable costs, damages, and expenses, including reasonable attorneys’ fees and disbursements, expended, or incurred by the prevailing party. Any attorneys’ fees and other expenses incurred by any party in enforcing a judgment in its favor in respect of this Agreement will be recoverable separately from and in addition to any other amount or relief included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. The provisions of this Section 9.14 will survive the Closing or earlier termination of this Agreement.
Section 9.15.Recordation. The parties hereto agree that neither this Agreement nor any memorandum of notice hereof may be recorded, and Purchaser agrees not to file any notice of pendency or other instrument against the Real Estate.
Section 9.16.CONDITIONAL DELIVERY. The submission by Sellers to Purchaser of this Agreement in unsigned form will be deemed to be a submission solely for Purchaser’s consideration and not an offer for acceptance and execution. Such submission will have no binding force and effect, will not constitute an option, and will not confer any rights upon Purchaser or impose any obligations upon Sellers irrespective of any reliance thereon, change of position or partial performance. The submission by Sellers of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser will similarly have no binding force or effect on Sellers unless and until Sellers have executed and delivered an original, fully executed counterpart of this Agreement to Purchaser.
Section 9.17.Confidentiality.
9.17.A.	Except as may be required by law or in connection with any court or administrative proceeding or by any applicable regulation, including, without limitation, state or federal securities laws or requirements of the New York Stock Exchange, the Securities and Exchange Commission, or similar agencies or bodies, neither Sellers, Purchaser nor their respective designees may issue or cause the publication of any press releases or other public announcement, or cause, permit or suffer any other disclosure which discloses the existence of this Agreement or the transaction contemplated hereby or sets forth the terms of the transactions contemplated hereby to any party other than Sellers’ or Purchaser’s partners, prospective partners, members, prospective members, directors, officers, employees, counsel, advisors (including the Escrow Agent, the Title Insurer and those parties providing due diligence inspections and reports), accountants, lenders or prospective lenders, investors or prospective investors, without first obtaining the written consent of the other party.

9.17.B.	Purchaser represents, warrants, and agrees that Purchaser has and shall maintain all information received or obtained by Purchaser regarding Sellers, the Real Estate, and the transaction contemplated by this Agreement in strict confidence and must not disclose any such information to third parties or use such information for any purpose other than to evaluate Purchaser’s acquisition of the Real Estate. Notwithstanding the foregoing, Purchaser may provide such information as may be required by federal securities laws or requirements and Purchaser may provide such information to its agents, representatives, consultants, and attorneys engaged by Purchaser, and to Purchaser’s lenders and prospective investors, in connection with evaluating Purchaser’s acquisition of the Real Estate, provided that Purchaser shall cause such parties to maintain the confidentiality of such information. Purchaser acknowledges that any use or disclosure of information regarding Sellers, the Real Estate, or the transaction contemplated by this Agreement would cause irreparable injury to Sellers, and that in the event of a violation by Purchaser of the provisions of this Section 9.17, Sellers’ remedies at law would not be adequate. Accordingly, in such event, Sellers may proceed and protect their rights by an action in equity for specific performance or for injunction against the violation hereof.
Section 9.18. 1031 EXCHANGE. Sellers and/or Purchaser may each structure its acquisition or sale, as applicable, as part of a like-kind exchange under Section 1031 of the Code. Each party will reasonably cooperate with the other (at no cost or liability to the cooperating party) in effectuating such a like-kind exchange, including signing such documents as may be reasonably and customarily necessary to acknowledge such exchange; provided, however, that (a) the Closing will not be delayed thereby, (b) the exchanging party will not be released from any liability or obligation under this Agreement, and (c) the cooperating party will not incur any additional liability or undertake any additional obligation as a result of any such like-kind exchange. The party employing the like-kind exchange structure will pay all costs and expenses associated with effectuating such exchange.

Section 9.19.DAMAGES. No party will be liable or responsible in any circumstances for any consequential, punitive damages or lost profits, and the parties hereby release and waive all claims for the same.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Sellers and Purchaser have executed and delivered this Agreement as of the day and year first above written.

MDR:

MDR PARKWAY, LLC, a Delaware limited liability company

By:	MEDALIST DIVERSIFIED HOLDINGS, LP, a Delaware limited partnership
Its:	Sole Member

By:	MEDALIST DIVERSIFIED REIT, INC., a Maryland corporation
Its:	General Partner

By: /s/ C. Brent Winn, Jr.

Name: C. Brent Winn, Jr.

Its Chief Financial Officer

Date Executed: December 29, 2025

PMI:

PMI PARKWAY, LLC, a Delaware limited liability company

By: Peter Mueller, Inc.

By: /s/ Kurt Schirm

Name: Kurt Schirm

Title: President

Date Executed: December 29, 2025

[signatures continue on following page]

PURCHASER:

CLUB FOREST INTERNATIONAL PARKWAY, LLC, a Virginia limited liability company

By: /s/ Samuel E. Steingold

Name: Samuel E. Steingold

Title: Manager

Date Executed: December 29, 2025

The undersigned hereby joins in this Agreement for the purpose of agreeing to hold the Deposit in escrow and to otherwise serve as Escrow Agent in accordance with such Agreement:

ESCROW AGENT

SAFE HARBOR TITLE COMPANY

By:

Name:

Title:

Date Executed: _____________ __, 202_

EXHIBIT A

Schedule of Leases

1.Bedrock Pools, LLC

a.	Triple Net Lease dated November 7, 2022
b.	Exhibit B - Notice of Lease Term Dates dated November 18, 2022

2.Cole Electric Services, Inc

a.	Lease dated October 28, 2020
b.	First Lease Amendment dated November 12, 2025

3.Dreamlawns Landscape, LLC

a.	Lease dated April 21, 2016
b.	Acknowledgement of Lease Commencement dated April 20, 2016
c.	Notice of renewal dated April 15, 2019
d.	First Lease Amendment dated April 21, 2021
e.	Second Lease Amendment dated November 9, 2022
f.	Exhibit B – Work Letter Agreement dated November 9, 2022

4.Rolyn, LLC

a.	Triple Net Lease dated December 29, 2022
b.	Second Lease Amendment dated April 7, 2022
c.	Third Lease Amendment dated August 30, 2025

5.W.E. Care Insulation & Air, LLC

a.	Triple Net Lease dated November 3, 2023

6.GBRS Group, LLC

a.	Lease dated April 9, 2020
b.	Expansion Amendment dated May 7, 2020
c.	Second Lease Amendment “made as of” January 1, 2023 (executed as of February 1, 2023), including Joinder by Guarantor
d.	Third Lease Amendment dated May 25, 2023
e.	Fourth Lease Amendment dated February 13, 2025

7.Homegrown Garage LLC

a.	Triple Net Lease dated May 6, 2022
b.	First Lease Amendment dated January 31, 2025

8.Horizon Custom Cabinets Corp.

a.	Lease dated February 28, 2019
b.	First Lease Amendment dated February 21, 2024

9.Institutional Pharmacy Solutions, LLC

a.	Lease dated September 26, 2011
b.	Guaranty dated September 20, 2011
c.	Amendment No. 1 to Lease dated April 30, 2014
d.	Lease Amendment No. 2 dated August 23, 2016
e.	Sublease dated September 1, 2017
f.	Lease dated August 17, 2018
g.	Personal Guaranty of Lease dated July 2018
h.	First lease Amendment dated August 10, 2021
i.	Second Lease Amendment dated July 15, 2024

10.Janus Rx, LLC

a.	Lease dated August 17, 2018
b.	First Lease Amendment dated August 10, 2021
c.	Second Lease Amendment dated July 15, 2024
d.	Letter Agreement dated September 3, 2025, acknowledged, accepted and agreed to September 7, 2025 – consent to assignment
e.	Lease Guaranty dated October 14, 2025

11.Kroll Residential Inc.

a.	Triple Net Lease dated August 7, 2023
b.	First Lease Amendment dated February 24, 2025

12.LAVA Integration, Inc.

a.	Lease dated March 15, 2016
b.	First Amendment to Lease dated February 28, 2019
c.	Second Amendment to Lease dated November 11, 2020
d.	Third Amendment to Lease dated January 4, 2024

13.Pro Floors LLC

a.Triple Net Lease dated September 16, 2024

b.Lease Guaranty dated September 16, 2024

14.REI Engineers, Inc.

a.Lease dated July 19, 2019

b.First Lease Amendment dated May 6, 2024

15.SnapQube Corp.

a.Lease dated July 20, 2019

b.First Lease Amendment dated July 13, 2021

c.Personal Guaranty of Lease dated July 2018

d.Second Lease Amendment dated September 8, 2023

16.Spec Rescue International

a.Lease Agreement dated November 25, 2002

b.Amendment No. 1 to Lease dated September 5, 2007

c.Amendment No 2 to Lease dated June 30, 2011

d.Amendment No. 3 to Lease dated September 23, 2015

e.Fourth Lease Amendment dated November 18, 2020

f.Fifth Lease Amendment dated July 27, 2021

g.Sixth Lease Amendment dated October 18, 2022

h.Seventh Lease Amendment dated January 9, 2024

17.Word of Honor Fund, a Virginia Corporation

a.Lease for Parkway 3 & 4 dated January 3, 2017

b.Lease Amendment No. 1 dated March 8, 2017

c.Second Amendment to Lease dated October 2018 (executed November 15, 2018)

d.Third Amendment to Lease dated January 4, 2021

e.Fourth Amendment to Lease dated December 3, 2021

f.Fifth Amendment to Lease dated October 23, 2023

g.Sixth Amendment to Lease dated January 21, 2025

h.Seventh Amendment to Lease dated November 5, 2025

18.World Mission Society Church of God, Inc.

a.Triple Net Lease dated August 27, 2024

EXHIBIT B

Form of Deed

SPECIAL WARRANTY DEED

Prepared by: F. Lewis Biggs, Esq. VSB #40386 Kepley Biggs, PLC 2211 Pump Road Richmond, Virginia 23233-3507 Consideration: ______________________ Assessed Value: ______________________	When Recorded, Return to: ________________________ ________________________ ________________________ ________________________ Tax Parcel No(s): 14965572280000

SPECIAL WARRANTY DEED

This SPECIAL WARRANTY DEED (this “Deed”), dated as of ____________ __. 20__, is from MDR PARKWAY, LLC, a Delaware limited liability company (“MDR”), and PMI PARKWAY, LLC, a Delaware limited liability company ( “PMI”), to be indexed grantors, to _______________ _____________________________________ (the “Grantee”), to be indexed as grantee, whose address is ____________________________________, and recites and provides as follows:

WITNESSETH:

WHEREAS, MDR is the owner of an EIGHTY TWO PERCENT (82.0%) undivided tenant in common interest in the Real Estate (defined below); and

WHEREAS, PMI is the owner of an EIGHTEEN PERCENT (18.0%) undivided tenant in common interest in the Real Estate; and

WHEREAS, as used in this Deed the term “Real Estate” means the improved real estate that is legally described on Exhibit A attached hereto, together with any and all improvements thereon and all appurtenances thereto, if any; and, the term “Grantors” means MDR and PMI.

NOW THEREFORE, for and in consideration of the sum of TEN DOLLARS cash in hand paid and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Grantors, the Grantors do hereby grant, bargain, sell, and convey the Real Estate to the Grantee with SPECIAL WARRANTY of title; PROVIDED, HOWEVER, THAT the Real Estate is conveyed subject to (and the foregoing warranty does not cover) (i) those easements, conditions, restrictions, agreements, and other matters that are presently of record, but only insofar as they lawfully apply to the Real Estate or any part thereof, and (ii) the lien(s) for real estate taxes not yet due and payable.

IN WITNESS WHEREOF, this deed has been executed by or on behalf of the undersigned as of the date first set forth above.

[signature page(s) and legal description to be attached]

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this "Assignment") is made as of the ____ day of ___________, 202_, by and between MDR PARKWAY, LLC, a Delaware limited liability company (“MDR”), and PMI PARKWAY, LLC, a Delaware limited liability company ( “PMI”), on one hand, and _______________ _____________________________________ (“Assignee”), on the other hand, and recites and provides as follows:

WITNESSETH:

WHEREAS, MDR is the owner of an EIGHTY TWO PERCENT (82.0%) undivided tenant in common interest in the Real Estate (defined below); and

WHEREAS, PMI is the owner of an EIGHTEEN PERCENT (18.0%) undivided tenant in common interest in the Real Estate; and

WHEREAS, Pursuant to that certain Purchase Agreement, dated as of _________, 202_, be-tween Assignor, as seller, and Assignee, as purchaser, as amended from time to time (the "Agreement"), Assignor is conveying its interest in the Real Estate to Assignee concurrently with its execution and delivery of this Assignment; and.

WHEREAS, as used in this Deed the term “Real Estate” means that certain parcel of commercial real estate consisting of 4.392 +/- acres and located at 2697 International Parkway, Parkway 3 & 4, Virginia Beach, Virginia 23452 (TP #14965572280000), together with improvements thereon and appurtenances thereto; and, the term “Assignors” means MDR and PMI; and

WHEREAS, the Agreement requires Assignors to assign to Assignee those leases listed on Exhibit A attached hereto, as amended (the “Leases”); and.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.Assignor hereby assigns to Assignee all of the right, title, and interest of Assignor as landlord under the Leases, including any rents, issues and profits as set forth therein due and payable after the date hereof and any security deposits held by Assignor under the Leases; provided, however, that Assignor reserves unto itself and retains (on a non-exclusive basis) any right that Assignor may have to indemnification pursuant to the Leases based on events or matters occurring or conditions existing before the date hereof, whether such claim is asserted before or after the date hereof.

2.Assignee hereby accepts the foregoing assignment and assumes and agrees to perform in a timely manner, in accordance with the terms and provisions of the Leases, each and all of the obligations of Assignor, as landlord under the Leases, accruing and required to be performed on or after the date hereof.

3.Except as otherwise expressly provided in the Agreement, the assignment effected hereby will be on an "as-is, where-is, with all faults" basis, without recourse to or representation or warranty by Assignor.

4.This Assignment will inure to the benefit of and will be binding upon the parties hereto and their respective successors, transferees, and assigns.

5.This Assignment may be executed in any number of counterparts, each of which may be deemed an original but all of which together shall constitute one and the same instrument. The signature pages of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon, provided such signature pages are attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Assignment attached thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Leases as of the day and year first hereinabove set forth.

[signature blocks and schedule of leases to be attached]

EXHIBIT D

FORM OF ESTOPPEL TO BE REQUESTED

To: CLUB FOREST INTERNATIONAL PARKWAY, LLC
and its successors, assigns, and lenders

Re:

Lease Agreement dated ____________ between _____________ (“Landlord”) and ______________, (“Tenant”) as amended by __________________ (collectively, the "Lease") concerning _______________________________(the "Premises")

The undersigned, as tenant under the Lease, does hereby state, certify and affirm as of the Effective Date to the actual and present knowledge of the below authorized signatory as follows:

1.That the Lease, as of the Effective Date, is in full force and effect and is unmodified, except as stated above.

2.That the term of the Lease commenced on ___________________ and expires on _____________________ unless extended in accordance with the Lease.

3.[IF APPLICABLE]Tenant has ____ additional ________ year option remaining, which would, if duly exercised, extend the term for a period commencing on ________ and ending on ________.

4.That, as of the Effective Date, the base monthly rent under the Lease is ________ per month, and all of such base monthly rent due and payable prior to the Effective Date has been paid.

5.That Tenant is not aware of any event or condition giving rise to (a) a defense to the payment of or offset against Basic Rent, or (b) to a claim against Lessor .

6.No breach or default by Tenant exists and Lessor has not delivered to Tenant any notices asserting an existing event or condition which with the passage of time or the giving of notice (or both) would constitute a breach or default by Tenant under the Lease.

7.No breach or default by Lessor exists and Tenant has not delivered to Lessor any notices asserting an existing event or condition which with the passage of time or the giving of notice (or both) would constitute a breach or default by Lessor under the Lease.

8.There are no actions or proceeding pending against Tenant and/or the Premises before any governmental authority to condemn the Premises or any portion thereof or any interest therein, and no such actions have been threatened.

9.There does not exist any material unrepaired damage to the Premises from fire or other casualty.

WITNESS the following signature as of the __ day of ______________, 202_ (“Effective Date”).

[insert signature page]

EXHIBIT E

FORM OF BILL OF SALE

Bill of sale

KNOW ALL MEN BY THESE PRESENTS, that each of MDR PARKWAY, LLC, a Delaware limited liability company and PMI PARKWAY, LLC, a Delaware limited liability company (collectively, “Sellers”), for and in consideration of the sum of Ten Dollars and No/100 Dollars ($10.00) in hand paid by ______________________________________ (“Purchaser”), to or on behalf of the undersigned, the receipt of which is hereby acknowledged, does hereby sell, transfer and assign to Purchaser, its successors and assigns, all of its right, title and interest, if any, in and to: (a) any machinery, appliances, furniture, equipment, and other tangible personal property which as of the date hereof is/are or may be located at that certain parcel of commercial real estate consisting of 4.392 +/- acres and located at 2697 International Parkway, Parkway 3 & 4, Virginia Beach, Virginia 23452 (the “Real Estate” known as Tax Parcel #14965572280000) (collectively, the “Equipment”); and (b) insofar as they exist, are owned by Sellers, apply exclusively to the Real Estate, and are assignable without cost to Sellers, any plans and specifications and other architectural and engineering drawings for the Improvements, any warranties; any governmental permits, any approvals and licenses, and any licenses, permits, certificates (including, without limitation, certificates of occupancy) (collectively the “Intangibles”).

Sellers make no warranty or representation with respect to the Equipment or the Intangibles. Nothing herein is intended, or should be construed to convey property of tenants or others. The Equipment and Intangibles are purchased by Purchaser “as is” and “where is” with all defects, and not in reliance on any agreement, understanding, condition, warranty, or representation made by Seller or any agent or employee of Seller, except as expressly stated herein. Seller expressly DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE EQUIPMENT.

This Bill of Sale shall be binding upon and shall inure to the benefit of Sellers, Purchaser and their respective successors and assigns.

This Bill of Sale shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

[signature block to be attached]

EXHIBIT F

SCHEDULE OF DEFINED TERMS

1.	"Broker" means Colliers (Ricky Anderson), which is serving as Sellers' Broker.
2.	“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the City of Virginia Beach, Virginia are authorized or obligated to close.
3.	“Closing Date” means the date on which the Closing actually occurs.
4.	"Closing Deadline" means the date that is THIRTY (30) DAYS after the expiration of the Review Period, as may be extended pursuant to Section 2.03.D of the Agreement to which this exhibit is attached.
5.	"Closing Documents" means the Seller Closing Documents and the Purchaser Closing Documents.
6.	"Cure Period" means a period commencing upon the date that Seller or Purchaser gives the other written notice of the other's default under this Agreement and ending upon the earlier of (a) the date that is five (5) Business Days after such written notice is given to the other party, and (b) the date that is ten (10) calendar days after the Closing Deadline.
7.	"Deed" means the special warranty deed to be delivered pursuant to Section 2.03.B of the Agreement to which this exhibit is attached.
8.	"Effective Date" has the meaning ascribed to such term in the preamble of this Agreement. If such date remains incomplete upon execution and delivery, then Seller or Seller’s counsel is hereby authorized to complete it as of the date of full execution and delivery by Seller and Purchaser.
9.	“Escrow Agent” means Safe Harbor Title Company, Attn: Candace Winston, 4900 Augusta Ave., Suite 150, Richmond, Virginia 23230, in its capacity as escrow agent for the Closing.
10.	“Permitted Exceptions” (a) the lien of any real estate taxes, water and sewer charges, not yet due and payable or payable by any Tenant under the terms of its Lease, (b) any matters created by, through or under Purchaser, (c) rights of the Tenants under the Leases and possession of the Real Estate by, through, or under the Tenants, (d) those easements, restrictions, liens and encumbrances of record to the extent the same are valid, subsisting and applicable to the Real Estate, but excluding any and all Required Removal Items (as defined herein), and (d) any other matters deemed waived by Purchaser under this Agreement.
11.	“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any federal, state, county, or municipal government or any bureau, department, or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
12.	"Purchaser Closing Documents” means this Agreement and all documents, certificates, agreements, instruments and writings that Purchaser is required to deliver hereunder.

13.	“Review Period” means the period commencing upon the Effective Date and ending upon the date that is SIXTY (60) calendar days thereafter.
14.	"Seller Closing Documents" means this Agreement and all documents, certificates, agreements, instruments, and writings that one or both Sellers is/are required to deliver hereunder.
15.	“Title Insurer” means the title insurance company listed as insurer under the Title Commitment.
16.	"Title Objection Deadline" means the expiration of the period commencing upon the Effective Date and ending upon the date that is FORTY FIVE (45) calendar days thereafter.

EXHIBIT G

SURVEY AFFIDAVIT

AFFIDAVIT AND INDEMNITY

COMMONWEALTH OF _________________________

CITY/COUNTY OF __________________

The undersigned, being first duly sworn, hereby deposes and states as follows to __________________________ (“Title Insurer”):

1.The undersigned (the “Owner”) is the Owner of the real property described in Exhibit A attached hereto (“Property”).

2.Owner has been in continuous ownership and possession of said Property since _________________.  A copy of ______________________ dated _________________, being the date of a survey by _______________________________________, is attached to this Affidavit as Exhibit B (the “Survey”).

3.Owner hereby represents and warrants to Title Insurer that since the date of the above-mentioned Survey:  (1) there have been no changes in the location of the improvements located on said Property; (2) Owner has not granted any easements or other rights affecting title to said Property by the Owner and does not have actual knowledge of any claims related thereto, except (in each case) as may be of record; and (3) there have been no changes made to the boundary lines of said Property.

4.This Affidavit is made for the purpose of inducing Title Company to provide survey coverage in a policy of title insurance to _________________________ and _____________________ (lender), without being furnished a current plat of survey.

5.Owner agrees that in the event Title Company shall incur any loss, cost or damage whatsoever by reason of providing such survey coverage, the undersigned shall indemnify and hold harmless Title Company against all loss, cost, charge, liability, or expense whatsoever arising from such survey coverage, including, without limitations, court costs and attorney’s fees, which  Title Company may sustain under its policy or policies of title insurance on account of the omission of an exception in Title Company's normal form as to matters of survey not shown on the Survey, or on account of the inclusion of a survey endorsement.

[Signature page follows]

IN WITNESS WHEREOF, the Owner has hereunto affixed his/her hand and seal this _______ day of ____________, 2025.

MDR PARKWAY, LLC,

a Delaware limited liability company

By:	MEDALIST DIVERSIFIED HOLDINGS, LP, a Delaware limited partnership
Its:	Sole Member

By:	MEDALIST DIVERSIFIED REIT, INC., a Maryland corporation
Its:	General Partner

By:

Name: C. Brent Winn, Jr.

Its: Chief Financial Officer

SUBSCRIBED and sworn to before me

this _______ day of _____________, 2025.

__________________________________________(SEAL)

Notary Public

Print Name of Notary:________________________

My Commission Expires:_____________________

PMI PARKWAY, LLC, a Delaware limited liability company

By: Peter Mueller, Inc.

By:

Name: Kurt Schirm

Title: President

Date Executed: ____________ __, 202_

SUBSCRIBED and sworn to before me

this _______ day of _____________, 2025.

__________________________________________(SEAL)

Notary Public

Print Name of Notary:________________________

My Commission Expires:_____________________

EXHIBIT H

FORM OF TENANT NOTICE

   , ________

Dear Tenant:

You are hereby notified that MDR Parkway, LLC and PMI Parkway, LLC (collectively, “Seller”), the current owner of the property located at 2697 International Parkway, Parkway 3 & 4, Virginia Beach, Virginia 23452, together with the improvements thereon (the “Property”) and the current owner of the landlord’s interest in your lease in the Property, has sold the Property to Club Forest International Parkway, LLC (“New Owner”), as of the above date.  In connection with such sale, Seller has assigned and transferred its interest in your lease and any and all security deposits thereunder or relating thereto to New Owner, and New Owner has assumed and agreed to perform all of the landlord’s obligations under your lease (including any obligations set forth in your lease to repay or account for any security deposits thereunder) from and after such date.

Accordingly, (a) all your obligations under the lease from and after the date hereof, including your obligation to pay rent, shall be performable to and for the benefit of New Owner, its successors and assigns, and (b) all the obligations of the landlord under the lease, including any obligations to repay or account for any security deposits hereunder, shall be the binding obligation of New Owner and its successors and assigns.  Unless and until you are otherwise notified in writing by New Owner, the address of New Owner for all purposes under your lease is:

[Signature pages follow]

Very truly yours,

SELLER:

MDR PARKWAY, LLC,

a Delaware limited liability company

By:	MEDALIST DIVERSIFIED HOLDINGS, LP, a Delaware limited partnership
Its:	Sole Member

By:	MEDALIST DIVERSIFIED REIT, INC., a Maryland corporation
Its:	General Partner

By:

Name: C. Brent Winn, Jr.

Its: Chief Financial Officer

PMI PARKWAY, LLC, a Delaware limited liability company

By: Peter Mueller, Inc.

By:

Name: Kurt Schirm

Title: President

NEW OWNER:

CLUB FOREST INTERNATIONAL PARKWAY,

LLC, a Virginia limited liability company

By:_______________________________________

Samuel E. Steingold, Manager